Exhibit 99

For Immediate Release

CONSOLIDATED WATER INSURED FOR HURRICANE IVAN DAMAGE

GEORGE TOWN, Cayman Islands, B.W.I. (September 15, 2004) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that the Company believes it has adequate property insurance and business interruption insurance to cover any damage caused by Hurricane Ivan when it struck Grand Cayman on Sunday. While the island of Grand Cayman suffered extensive damage, according to media reports, the Company has not yet determined the full extent of any damage to its water production and/or distribution facilities. Electric power generators at the Company’s production plants have been designed to allow the Company to distribute the water currently in storage in the event of a disruption in the Island’s public electricity supplies. The Company’s seven million gallon water storage tanks appear to be undamaged from the hurricane.

“Ivan was, without question, the most severe storm to hit the Cayman Islands in recent memory, and we are in the process of evaluating the full impact upon our Company’s facilities and upon our residential and business customers on Grand Cayman,” noted Jeffrey Parker, Chairman of the Board of Consolidated Water Co. Ltd. “Our Company carries property and business interruption insurance for all of our operations in the Cayman Islands to guard against such events as Hurricane Ivan. Our operations in Belize, the Bahamas, the British Virgin Islands and Barbados, were not significantly impacted by Hurricane Ivan, nor were they damaged by either of the season’s previous major hurricanes, Frances or Charley.”

The Company will provide additional information to the investment community following a thorough evaluation of the physical condition of its Grand Cayman facilities.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates reverse osmosis seawater conversion facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the condition of the Company’s facilities on Grand Cayman, the amount of proceeds to be received under the Company’s insurance policies, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.